Exhibit 99.4

EMPIRE STATE BUILDING ASSOCIATES

PARTNERSHIP AGREEMENT

Dated: July 11, 1961

WIEN, LANE & KLEIN

ATTORNEYS AT LAW

LINCOLN BUILDING

60 EAST 42ND STREET

NEW YORK 17, N.Y.

AGREEMENT made this 11th day of July, 1961, among LAWRENCE A. WIEN, residing at Newtown Turnpike (no street number), Weston, Connecticut; HENRY W. KLEIN, residing at Sterling Road (no street number), Harrison, New York; and PETER L. MALKIN, residing at Summit Ridge Road (no street number), Stamford, Connecticut.

W I T N E S S E T H:

WHEREAS, the parties desire to create a partnership for the purpose only of acquiring a Master Lease of the Empire State Building, at 350 Fifth Avenue, New York City, and of the underlying land (said Building and land herein referred to as the “premises”), and to make an Operating Sublease of the premises; and

WHEREAS, the parties desire to define their respective rights and obligations as members of such partnership.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	The parties hereby form a partnership to be known as “Empire State Building Associates”. The principal office of the partnership shall be maintained at 60 East 42nd Street, New York, New York, or at such other address as the parties may hereafter designate.

2.	The partnership shall enter into a contract to purchase from Empire State Building Corporation the Empire State Building and the Lease of the land underlying the Building, shall arrange to have the Building conveyed to the fee owner of the land and the Lease modified to cover both the Building and the land so as to become a Master Lease of the premises, and shall then make an Operating Sublease of the premises to an Operating Sublessee. The only purpose of the partnership shall be the ownership of the Master Lease.

3.	The partnership shall continue and shall not be dissolved until all of its assets (including the Master Lease) shall have been disposed of pursuant to this Agreement, and shall not be interrupted by the act, bankruptcy, death, retirement, insanity or other legal disability of any partner, the assignment of any interest of any partner, or any other cause.

4.	Each partner shall own a one-third interest in the partnership, and all profits and losses of the partnership shall be shared proportionately.

5.	The firm of Wien, Lane & Klein of 60 East 42nd Street, New York, New York, shall maintain the books and records of the partnership, shall supervise the operation of this agreement and shall be compensated therefor in an amount to be determined by the partners.

6.	Each of the partners shall have the right to act on behalf of and to bind the partnership with respect to the acceptance of service of process, the acceptance of any and all notices that may be served or mailed to the lessee under said Master Lease, as contemplated by the terms, covenants, agreements, provisions, conditions and limitations thereof, and the performance of any and all matters having to do with arbitration as set forth in said Master Lease.

7.	During the remainder of the term of the Master Lease, in each case and in each original and in each subsequent instance, neither the Master Lease, nor the interest of the partnership in said Master Lease, nor in any rentals under any lease or under any sublease, shall be sold, assigned, transferred or in any other way disposed of, whether by operation of law or otherwise, nor shall the premises be sublet as an entirety, without the prior written consent of the lessor under said Master Lease having been first had and received, as provided in said Master Lease.

8.	The Master Lease shall not be renewed, modified, sold, transferred or mortgaged, nor shall any mortgage on the Master Lease be modified, nor shall the Operating Sublease be modified, nor shall any other Operating Sublease of the premises be made or modified, nor shall any partnership asset be disposed of in any manner, except by agreement of all the partners.

9.	Any partner may designate any individual of full age to succeed him, upon his death, as a member of the partnership. Such designation shall be made by an appropriate instrument in writing. If no such designation has been made by the deceased partner, the executor of his will or administrator of his estate shall make such designation. Any individual so designated shall accept such designation in writing, and shall thereupon be a member of the partnership with the same rights and obligations as the deceased partner.

10.	Any dispute regarding this agreement or any asset of the partnership shall be determined by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association then in effect, and such decision shall be binding upon all of the partners.

11.	This Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

/s/ Lawrence A. Wien
Lawrence A. Wien

/s/ Henry W. Klein
Henry W. Klein

/s/ Peter L. Malkin
Peter L. Malkin

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